EXHIBIT 3-8


                           STANDARD AND POORS LISTING
                             IN ORDER TO FACILITATE
                           A MANUAL BLUE SKY EXEMPTION
                                 IN MOST STATES.

Page 6462           STANDARD CORPORATION RECORDS           Tuesday, June 6, 2000
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
Share  earns  Net  income  -  fully
   Diluted                                                         0.61       2.44
Avge. com. Shs. (Thou)                                           27.557     28.692

Consolidated Balance Sheet-Dec. 31 Thou. Canadian Collars
                                                                   1999       1998
Assets.
Cash & equiv                                                    260,130    211,641
Accts. Rec., net                                                 91,407    111,513
Inventories                                                      47.799     69,121
Tot. curr assets                                                399,336    392,261
Net property                                                    256,415    277,597
Goodwill                                                          99495    196,858
Assets of discontinued opers.                                     2.332      8,605
0ther assets                                                     24.134     24,573
Total assets                                                    862,712    899,914
Liabilities:
Bank debt                                                             -      1,595
Curr debt. Mat.                                                  10,610      9,819
Accts. pay                                                      115,207    116,133
Tot. curr. liabs.                                               125,817    121.547
Long-term debt                                                  361.284    398,242
Total long-term debt                                            361.284    398,242
Long term defr. inc. tax                                          7,546     16,724
Minority int.                                                   116,525     60,062
Liab. of discontd. opers.                                        10,377      8,512
Other liabs                                                       6.908   . 61,431
Com. stk. n.p.                                                   14.234   . 77,909
Other stockholders' equity                                        1,567      5,878
Retained earns                                                  158,454    143,609
Total liabs                                                     862,712    899,914
Net Working Capitol                                            273.519.    264.734
Equity per Share .'                                         $      8.66  $    8.01
Capital expenditures                                           . 23,816     21,562
Depr. and Amort. Reserve                                        121,063     99,911
Common Shares (Thou.)                                            27,056     28,395

HENRY  (JACK)  &  ASSOCIATES,  INC.
     Agrees to Acquire Symitar Systems-May 15. 2000- Jack Henry & Associates, Inc. (Nasdaq:JKHY) signed a definitive agreement to acquire Symitar Systems.
Inc.  for  $44  million  in  cash.
     Privately held Symitar Systems, headquartered in San Diego, California, is a provider of in-house data processing solutions for credit unions. The company generated revenues of $33 million for the year ended Dec. 31. 1999.
     The transaction, which is subject to regulatory approval. is expected to close 'within 45 days." . JKHY expects the acquisition to be "immediately accretive" to its earnings.

HERLEY  INDUSTRIES,  INC.
   Interim Consol. Earns. Apr. 00-Thou. $

3 Mos.to:                   Apr. 30 '00    May 2 '99
Net sales                        19,248      17.468
Inc. bef. extraord. item          2,065       1.994
Extraord. item                       --     (a)(127)
Net income                        2,065       1.867
Share earns. (basic)
  Bef. Extraord. item             50.45  $     0.38
  Extraord. item                     --       (0.02)
  Net Income   -                   0.45        0.36
Share earns. (diluted)
  Bef. extraord item       $       0.40  $     0.35
  Extraord. item                     --       (0.02)
  Net income                       0.40        0.33
9 Mos.:
Net sales                        51.604      43,651
Inc. bef. extraord item           5.648        5738
Extraord. item                       --     (a)(127)
Net income                        5,648     . 5.611
Share earns. (basic)
  Bef.extraord. item       $       1.21  $     1.09
  Extraord. item                     --       (0.02)
  Net income                       1.21        1.07
Share earns. (diluted)
  Bef. Extraord. item      $       1.13  $     1.02
  Extraord. Item                     --       (0.02)
  Net income                       1.13        1.00
(a)  From  the  extinguishment  ol  debt.


HOME  CENTERS  (DIY)  LTD.
    Interim  Consol  Earns.  Mar.  '00-Thou.  New  Israeli  Shekels

3 Mos. to Mar. 3l:         2000      1999
Revenues                144.523    49,723
Net income                  525     4.701
Share earns (basic)    NIS 0.08  NIS 0.67
Share earns (diluted)  NIS 0.07  NIS 0.67

NOTE:      Co.  reported  the  following  results  for 2000 translated into U.S.
dollars at the rate of NIS 4.026 = U.S. $1 (Thou. $): Net sales 35,900; Net income 130, Sh. earns. (basic & diluted),. $0.02.


IMPERIAL  METALS  CORP.
Annual  Report-Consolidated  Inc.  Acct.  Yrt.  End  Dec.  31:
Thou.  Canadian  Collars

                                    1999      1998
Mineral revs.                     95.931    93.628
Other revs                         2,157     1.073
Total oper. revs                  98,088    84.701
Cost & exps.                      78.213    74.879
Oper. income as calculated        19.875    19.822
Equity in opers. at affils.         (117)   (3.634)
Fgn currency transl.                (549)   (4.916)
Total income                      19,209    11,272
Dept. depl & amort.               12,328     12,412
Loss on sale of joint venture        930        --
Write-down of mineral properties   1,835     30592
Misc. dedctns.                       104        40
Interest exp                       9,440     9,253
Income tax                           642       464
Net income                        (6,070)  (41,489)
Share earns, basic                ($0.08)   ($0.59)
Avge. shrs. (Thou.):              78,879    74,306

Consolidated  Balance  Sheet-Dec.  31:  Thou.  Canadian  Dollars

                                       1999       1998
Assets:
Cash & equiv                          3,662      2,814
Investments                           1,558        301
Accts. rec., net                     11,078     13,687
Inventories                           5,111      4,948
Tot. curr assets                     21,409     21,759
Investments                           2,013      1,484
Mineral properties                  115,021    128,780
Deposits                              5,359      6,410
Other assets                          5,687     11,652
Total assets                        149,489    170,076
Liabilities:
Curr debt. Mat.                      12,257     12,237
Accts. pay & accruals                14,205     15,489
Tot. curr. liabs                     26,462     27,726
Long-term debt                      103,419    120,490
Total long-term debt                103,419    120,490
Other liabs                           7,907      5,706
Corn. stk. n.p.                      17,259     62.769
Warrants                                512         --
Retained earns                       (6,070)   (46,615)
Total liabs                         149,489    170,076
Net Working Capitol                  (5,053)    (5.976)
Capital expenditures                 11,889      9,837
Equity per Share         $             0.15   $   0.21
Depr. and depl. Reserve              57,721      8,579
Corn. Shs. (Thou):                   99,315     78,147

NOTE: Above results incl.,. from their dates of acquis., opers. of various companies, acqd. in 1999 and 1998: transactions were acctd. for on a purchase basis.


INTRUSION.COM  INC.
     Effective New Name of ODS Networks, lnc-Jun. 1, 2000-ODS Networks. Inc. began trading under the new name. lntrusion.com Inc. (Nasdaq.INTZ). The company is listed on the Nasdaq National Market System and trades under the ticker symbol INTZ.

KALAN  GOLD  CORP.
     Ticker Symbol Changed to KNGCE-Jun. 1, 2000- Katan Gold Corp. (OTC Bulletin Board:KNGCE). which is listed on the OTC Bulletin Board System, began trading under the ticker symbol KNGCE. The stock had previously traded under the symbol KNGC.

LAURENTIAN  BANK  OF  CANADA
     Interim  Consol.  Earns,  Apr.  '00-Thou.  Canadian  Dollars

3  Mos.  to  Apr.30:         2000      1999
Revenues                  274,999   244,219
Net  income                17,504    12,119
Share  earns (basic)     $   0.70  $   0.43
Share  earns (diluted)   $   0.70  $   0.43
6  Mos.:
Revenues                  524,771   490,164
Net  income                32,406    29,633
Share  earns. (basic)    $   1.27  $   1.13
Share  earns. (diluted)  $   1.27  $   1.13


LEAPNET,  INC.
     Interim  Consol.  Earns.  Apr.  00-Thou.  $

3Mos. to Apr. 30:            2000     1999
Revenues                   6,929    7,909
Net income                (3,518)    (211)
Share earns. (basic)      ($0.24)  ($0.01)
Share earns. (diluted)    ($0.24)  ($0.01)



LOG  POINT  TECHNOLOGIES,  INC.
     Ticker Symbol Changed to LGPT-Jun. 1,2000-Log Point Technologies. Inc. (OTC Bulletin Board:LGPT). which is listed on the OTC Bulletin Board System, began trading under the ticker symbol LGPT. The stock had previously traded under the symbol LGPTE.

MASS  MEGAWATTS,  INC.
                          CAPITALIZATION (May 31.2000)
STOCK-     Auth.  Shs.     Outstg.  Shs.
Common  no  par     200,000     184.020

LONG  TERM  DEBT:  None.

                             CORPORATE  BACKGROUND
     This Massachusetts company plans to produce electricity for sale using its wind-driven MultiAxis Turbine, or MAT, technology. Mass Megawatts, Incwhich intends to build and operate wind-energy power plants in various locations. believes its clean energy technology will compete effectively with current wind-energy plants as well as with new fossil fuel-fired generating facilities. As the company pursues its business objectives, Mass Megawalts hopes to establish wind energy as a major factor in the production of electric power worldwide.

     The company's short-term goal is to market "clean" power at a price that is at least one cent per kilowatt-hour below that of the least expensive wind-generated electricity available today. As Mass Megawatts expands its concept of producing clean energy from wind. it hopes to reap greater profits through the establishment of www.massmegawatts.com. an Internet-based "green" energy auctioning operation for longer-term contracts.

     Each MultiAxis Turbine consists of a rectangular fabricated Steel frame 80 feet high, 80 feet long and 40 feet wide, which is elevated 50 feet above ground level for improved wind velocity and is secured to footings at ground level. According to Mass Megawatts, each MAT unit is rated at 360 kilowatts can be built and installed for $68,000 and generates power at an average cost of 2.4 cents per kilowatt-hour.

     This company says its turbines are cheaper to operate than alternative wind turbines, noting that the larger footprint of its MAT design lessens damaging vibration, while the smaller blade increases cost effectiveness. Also, its ground-level equipment allows for easy maintenance, the firm adds.

     Mass Megawatts has reached a tentative agreement, contingent on its ability to produce a marketable product. to lease up to 900 acres of land in North Palm Springs. CA. The land is zoned for wind farming and has utility grid interconnection facilities in place. No lease payments will be made until the power plants begin generating electricity. Construction of turbines will commence immediately upon funding with electricity generated onto the power grid within five months of receipt of funding.

     Mass Megawatts has "potential" development plans to build 125-megawatt power plants in Minnesota and 30-megawatt plants in Wisconsin. Longer term, the company hopes to form partnerships to finance a 500.megawatt wind farm in California's Tehachapi Mountains, a 425-megawatt wind farm at Lake Benton in southwestern Minnesota and a 300-megawatt plant at the Altamont Pass in California.

                               GENERAL  INFORMATION
EMPLOYEES:     May  19,  2000.  7  full-time.
INCORPORATED  in  Massachusetts  May  27~  1997.
OFFICERS:     CHIEF  EXECUTIVE OFFICER, CHAIRMAN. PRESIDENT, Jonathan C. Richer:
    CHIEF  FINANCIAL  OFFICER,  Patrick  OBrien;  VP:  Ronald  Ferraiuolo
DIRECTORS:     Susan  M.  Cogoli:  Jonathan  C.  Ricker:  Jodi  A.  Vrzzo
HEADQUARTERS:     11  Maple  AveShrewsbur1u,  MA,  01545
TELEPHONE:     508-751-5432
FAX:     508-842-1588
WEBSITE:     http:www.massmegawatts.com

                                   STOCK  DATA
DIVIDENDS:     Common  no  par:  None.

COMMON  NO  PAR
COMMON OFFERED: Mass Megawatts, Inc. offered a minimum of 4,000 and a maximum of
     8,000 Common shares at $22.50 per share pursuant to a Massachusetts (SCOR) Small Corporate Offering Registration that was made effective in Massachusetts on May 5, 1999. A total of 4,020 Common shares were issued in April 2000 pursuant to the offering.
STOCKHOLDERS:  May  19, 2000, 7 Principal Stockholder. May 19. 2000. Jonathan C.
     Ricker owned 98% of the Common. TRANSFER AGENT. Oxford Transfer & Registrar. Portland. OR
EXCHANGE:     Over  The  Counter


                              EARNINGS AND FINANCES
Auditors:  O'Connor  Maloney  &  Co.,  Worcester.  MA
Annual  Report-  Inc.  Add.  Yr.  End  Apr.  30:  Thou.  $


                               2000
Interest income             (a)Nil
Engineering costs                2
Web-site devlmt. costs           2
Open. caps                       4
Oper. income as calculated      (8)
Net income                      (8)

(a) Represents $63.

Balance  Sheet-Apr.  30:  Thou.  $

                          2000
Assets:
Cash & equiv                83
Tot airs assets             83
Total assets                83
Liabilities:
Accts. pay. & accruals       1
Tot. curr. Liabs.            1
Com. Stk. n.p.              94
Retained earns             (12)
Total labs                  83
Net Working Capitol         82
Equity per Share         $0.45
Common Shares (Thou.)      184

NOTE: At Apr 30 '00. Co had avail federal and state net oper. loss carryforwards of $21,500.

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Tuesday June  6,  2000        DAILY NEWS SECTION                       Page 6463
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Interim  Report-  Inc.  Acct.  1  Mo:  End  May  31:  Thou.  S

Interest income. . . . . . . . . . .   5NiI
Blade production costs . . . . . . .      5
Mechanical engineering costs . . . .     4.
Oper. exps.. . . . . . . . . . . . .      7
Oper. income as calculated . . . . .    (16)
Net income . . . . . . . . . . . . .    (16)
a Represents $103.
b Unaudited for 1 mo. end May 31 00.

Balance Sheet-May 31: Thou. $
                                        a2000

Assets:
Cash . . . . . . . . . . . . . . . .     67
Tot. curr assets . . . . . . . . . .     67
Total assets . . . . . . . . . . . .     67
Liabilities:
Tot. curr. tides
Com. stk. n.p. . . . . . . . . . . .    .94
Retained earns . . . . . . . . . . .    (27)
Total liabs. . . . . . . . . . . . .     67
Net Wortking Capital . . . . . . . .     67
Equity per Share . . . . . . . . . .  $0.36
Common Shares (Thou.). . . . . . . .    184
aUnaudited


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